Exhibit 10.7

INDEMNITY AGREEMENT

This INDEMNITY AGREEMENT (“Agreement”), dated as of December 31, 2021 (the “Effective Date”) by and among EXCHANGERIGHT INCOME FUND, a Maryland statutory trust and EXCHANGERIGHT INCOME FUND OPERATING PARTNERSHIP, LP, a Delaware limited partnership (collectively, the “Indemnitor”) and EXCHANGERIGHT REAL ESTATE, LLC, a California limited liability company, DAVID FISHER, an individual, JOSHUA UNGERECHT, an individual, and WARREN THOMAS, an individual (together with their respective permitted successors and assigns, collectively “Indemnitees” and individually an “Indemnitee”), with reference to the following facts:

RECITALS

A. Indemnitor has entered into certain loans to acquire properties for its benefit as set forth on Exhibit A attached hereto as amended, restated, supplemented or otherwise modified from time to time (collectively, the “Loans” and individually a “Loan”) with various lenders as set forth on Exhibit A (collectively, the “Lenders”) whereby in each case the Lenders required the Indemnitees to execute, among other things, certain guaranty agreements, environmental indemnity agreements or other agreements guarantying or agreeing to certain obligations required by the Lenders pursuant to the Lenders’ respective loan documents as a condition to Indemnitor or each Subsidiary (as defined below) entering into such Loan or Loans hereafter existing (collectively, the “Guaranty Agreements”).

B. In certain cases, the entities set forth on Exhibit A attached hereto (collectively, the “Subsidiaries” and individually a “Subsidiary”) were previously owned by various unaffiliated investors and were subsequently merged into Indemnitor pursuant to certain merger agreements (the “Merger Agreements”) and are all now wholly-owned by Indemnitor.

C. In connection with the Loans and/or the Merger Agreements, Indemnitor was added as an additional guarantor with respect to the Guaranty Agreements and Indemnitor now desires to indemnify the Indemnitees in connection with their obligations pursuant to the Guaranty Agreements and any guarantees that the Indemnitees provide for the benefit of the Indemnitor in the future pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Indemnification by Indemnitor.

(a) In consideration of Indemnitees’ agreement to serve as guarantors or indemnitors for the Lenders pursuant to the Loans and the Guaranty Agreements (now or hereafter existing), and recognizing that Indemnitor significantly benefits from such service, the Indemnitor, hereby indemnifies and agrees to indemnify, defend and hold harmless from and against any and all claims, liabilities, losses, damages, judgments, settlements, costs and expenses (including, without limitation, court costs and actual attorneys’ fees and disbursements) (individually, “Loss”, or collectively, “Losses”) that any Indemnitee sustains or incurs as a result of or in connection with (i) Indemnitees’ agreement to enter into any of the Guaranty Agreements; (ii) any obligation related to the Loans; or (iii) any act or omission that Indemnitees are alleged to have taken or omitted to have taken in connection with or related to the Loans or the Guaranty Agreements.

(b) Indemnitor shall pay to Indemnitees or their estates, heirs, representatives or assigns immediately upon demand therefore an amount in immediately available funds equal to each Loss or Losses covered by this Section.

2. Duty to Defend. If any judicial or administrative proceeding, including any governmental investigation, whether civil, criminal, or otherwise (individually, “Action” and collectively, “Actions”), is threatened, asserted, commenced or brought by or against Indemnitees for which Indemnitees may be indemnified under paragraph (a) of Section 1, the Indemnitor shall retain and direct counsel to defend such Action, and shall be permitted to monitor the defense thereof. Indemnitees shall have the right to approve such counsel, such approval not to be unreasonably withheld. Indemnitees shall cooperate fully with the Indemnitor and with counsel in such defense. The Indemnitor, shall assume responsibility for the payment of all actual fees and disbursements of such counsel. To the extent that the interests of Indemnitees and the Indemnitor with respect to any such Action reasonably conflict, the Indemnitor shall, upon the request of Indemnitees retain separate counsel for Indemnitees with respect to such Action, and all actual fees and expenses of such separate counsel shall be paid by the Indemnitor. The Indemnitor is obligated to pay to Indemnitees, in advance if requested by Indemnitees, all actual expenses incurred or to be incurred by Indemnitees arising out of any Indemnitees being made a party, or having threatened to be made a party, to an Action. Payments made to Indemnitees or Indemnitees’ counsel pursuant to this Section 2 are sometimes referred to herein as “Advances.”

3. Costs of Enforcement. The Indemnitor shall promptly pay all actual costs and expenses incurred by Indemnitees in the enforcement of his rights under this Agreement, including, without limitation, all court costs and actual attorneys’ fees.

4. Notice of Claims. If any Indemnitee receives a complaint, claim, or other notice of any Action, Loss or other liability that may give rise to indemnification under this Agreement, Indemnitee shall promptly notify the Indemnitor of each such complaint, claim, or other notice; but the omission so to notify the Indemnitor shall not relieve the Indemnitor from any liability under this Agreement.

5. Notices. All notices, requests and demands required under this Agreement shall be deemed to have been properly given (i) upon delivery, if delivered in person or by electronic email transmission; or (ii) one business day after having been deposited for overnight delivery with any reputable overnight courier service, and addressed as follows:

If to Indemnitor:

1055 E. Colorado Boulevard., Suite 310

Pasadena, California 91106

If to Indemnitees:

1055 E. Colorado Boulevard., Suite 310

Pasadena, California 91106

6. Counterparts: Modification: Headings.

(a) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall be deemed to constitute one and the same instrument.

(b) No modification of this Agreement shall be binding unless executed in writing by each of the parties hereto.

(c) Section headings are not part of this Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of any provision of this Agreement.

7. Successors and Assigns: Sole Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the Indemnitees and their heirs, executors, administrators, successors or assigns any legal or equitable right, remedy, or claim under or with respect to any provision of this Agreement. Neither the Indemnitees nor Indemnitor shall assign any of its respective rights or delegate any of their respective duties under this Agreement without the prior written consent of the other party hereto.

8. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, in whole or in part, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.

9. Governing Law. This Agreement shall in all respects be governed by and construed and enforced in accordance with the laws of the State of Delaware (without reference to principles of conflict of laws).

10. Attorneys’ Fees. In the event an action is commenced between the parties to enforce the terms of this Agreement, the prevailing party shall be entitled to its actual attorneys’ fees and costs.

11. Effect of Waiver. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

[Signatures follow on next page.]

The undersigned have executed and delivered this Agreement as of the Effective Date.

INDEMNITOR:

EXCHANGERIGHT INCOME FUND, a Maryland statutory trust

By:	EXCHANGERIGHT INCOME FUND TRUSTEE, its Trustee

By:	/S/ DAVID A. FISHER
David A. Fisher, Manager

EXCHANGERIGHT INCOME FUND OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	ExchangeRight Income Fund, a Maryland statutory trust, its General Partner

By:	ExchangeRight Income Fund Trustee, LLC, a Delaware limited liability company, Trustee

By:	ExchangeRight Real Estate, LLC, a California limited liability company, its Sole Member and Manager

By:	/S/ WARREN THOMAS
Warren Thomas, Manager

INDEMNITEES:

/S/ DAVID FISHER
DAVID FISHER, an individual

/S/ JOSHUA UNGERECHT
JOSHUA UNGERECHT, an individual

/S/ WARREN THOMAS
WARREN THOMAS, an individual

EXCHANGERIGHT REAL ESTATE, LLC, a California limited liability company

By:	/S/ WARREN THOMAS
Warren Thomas, Manager

EXHIBIT A

List of Loans with Guaranty Agreements (as of December 31, 2021)

Loan	Lender	Subsidiary
Loan Agreement dated September 26, 2019 in the amount of $30,231,337	Bank of America (Original Lender)	ExchangeRight Essential Income Strategy Properties 1, LLC

Loan Agreement dated December 23, 2020 in the amount of 37,564,000	Wells Fargo (Original Lender)	ExchangeRight Essential Income Strategy Properties 2, LLC

Loan Agreement dated January 25, 2013 in the amount of $7,732,000	Basis Real Estate Capital II (Original Lender)	ExchangeRight Net Leased Portfolio 3 DST

Loan Agreement dated September 19, 2013 in the amount of $8,298,000	Basis Real Estate Capital II (Original Lender)	ExchangeRight Net Leased Portfolio 4 DST

Loan Agreement dated February 4, 2014 in the amount of $11,490,000	Bank of America (Original Lender)	ExchangeRight Net Leased Portfolio 5 DST

Loan Agreement dated February 2, 2015 in the amount of $21,550,000	Barclays Bank (Original Lender)	ExchangeRight Net Leased Portfolio 8 DST

Loan Agreement dated May 10, 2016 in the amount of $24,850,000	Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 (Original Lender was Barclays Bank PLC)	ExchangeRight Net Leased Portfolio 12 DST

Loan Agreement dated December 1, 2016 in the amount of $24,485,000	Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C36, Commercial Mortgage Pass-Through Certificates, Series 2016-C36 (Original Lender was Barclays Bank PLC)	ExchangeRight Net Leased Portfolio 13 DST

Loan Agreement dated March 2, 2017 in the amount of $28,110,000	Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3, Commercial Mortgage Pass-Through Certificates, Series 2017-BNK3 (Original Lender was Societe Generale)	ExchangeRight Net Leased Portfolio 14 DST

Loan Agreement dated August 31, 2016 in the amount of $31,200,000	Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2017-RB1, Commercial Mortgage Pass-Through Certificates, Series 2017-RB1 c/o Wells Fargo Commercial Mortgage Servicing	ExchangeRight Net Leased Portfolio 15 DST

Loan Agreement dated May 19, 2021 (as amended, restated, supplemented or otherwise modified from time to time) in the amount of up to $150,000,000	Ameris Bank	Not applicable.

Credit Agreement dated December 2020 in the amount of up to $7,500,000	Pacific Western Bank	Not applicable.